Exhibit 5.1

300 East Lombard Street, 18th Floor Baltimore, MD 21202-3268 TEL 410.528.5600 FAX 410.528.5650 www.ballardspahr.com

July 10, 2020

Kilroy Realty Corporation

Suite 200

12200 West Olympic Boulevard

Los Angeles, California 90064

Re:

Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Registration Statement on Form S-8 pertaining to One Million Five Hundred Thousand (1,500,000) shares (the “Shares”) of common stock, par value one cent ($0.01) per share (“Common Stock”), of the Company to be issued under the Kilroy Realty 2006 Incentive Award Plan, as amended and restated as of February 12, 2020 (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the registration statement on Form S-8 filed or to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, and any amendments thereto (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

The corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997, Articles Supplementary filed with the Department on February 6, 1998, Articles Supplementary filed with the Department on April 20, 1998, Articles Supplementary filed with the Department on October 15, 1998, Articles Supplementary filed with the Department on November 25, 1998, Certificate of Correction filed with the Department on March 4, 1999, Articles Supplementary filed with the Department on December 10, 1999, Articles Supplementary filed with the Department on December 30, 1999, Articles Supplementary filed with the Department on October 23, 2003, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the

BALLARD SPAHR LLP

Kilroy Realty Corporation

July 10, 2020

Department on December 3, 2004, Articles Supplementary filed with the Department on October 2, 2008, Articles Supplementary filed with the Department on October 2, 2008, Articles of Amendment filed with the Department on May 27, 2009, Articles of Restatement filed with the Department on February 2, 2010, Articles Supplementary filed with the Department on March 23, 2012, Articles Supplementary filed with the Department on May 23, 2012, Articles of Restatement filed with the Department on May 23, 2012, Articles Supplementary filed with the Department on August 14, 2012, Articles Supplementary filed with the Department on December 19, 2012, Articles Supplementary filed with the Department on August 23, 2017, Articles Supplementary filed with the Department on August 23, 2017 and Articles of Amendment and Restatement filed with the Department on May 20, 2020;

(ii)	the Fifth Amended and Restated Bylaws of the Company, adopted as of January 30, 2017 (the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors of the Company (the “Board of Directors”), dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors on or as of February 12, 2020 (the “Directors’ Resolutions”);

(v)	the Plan;

(vi)	the Registration Statement, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)

a certificate of two officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate and certifying as to the manner of adoption of the Directors’ Resolutions and the approval of the Plan by the stockholders of the Company by the requisite vote at the annual meeting of stockholders held on May 19, 2020; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

BALLARD SPAHR LLP

Kilroy Realty Corporation

July 10, 2020

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	none of the Shares will be issued or transferred in violation of the provisions of Article IV, Section E of the Charter relating to restrictions on ownership and transfer of capital stock; and

(e)

upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its Charter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)

The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued subsequent to the date hereof either as stock awards or upon the exercise of options, or in respect of stock appreciation rights or other stock-based awards, in each case pursuant to due authorization by the Board of Directors or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards, options, stock appreciation rights or other stock-based awards relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or

BALLARD SPAHR LLP

Kilroy Realty Corporation

July 10, 2020

effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP